Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO RELEASES PRELIMINARY FY 2011 FIRST-QUARTER RESULTS

IN CONJUNCTION WITH COMMENCEMENT OF REFINANCING TRANSACTION

SCOTTSDALE, Ariz. (Nov. 1, 2010) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced preliminary, unaudited results today for its fiscal 2011 first quarter.

As previously announced, the Company has commenced a refinancing of its credit facility and a tender offer and consent solicitation for its 12.75% Senior Discount Notes due 2016.

In connection with the pending refinancing transaction, the Company released certain expected results for its quarter ended September 30, 2010 as follows:

•	Net revenue for the quarter was $140.1 million, a $9.6 million increase over net revenue of $130.5 million for same quarter in the prior year.

•	Total ambulance transports grew 8.3%, with same service area transports up by 4.3%.

•	Income from continuing operations was $6.4 million, representing a $2.9 million increase over income from continuing operations of $3.5 million for the same quarter of the prior year.

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations attributable to Rural/Metro was $21.1 million, representing a $3.3 million increase over adjusted EBITDA of $17.8 million for the same quarter of the prior year.

•	Cash position at quarter end was $29.9 million.

•	Average Patient Charge (APC) increased $8 per transport to $397 when compared to the same quarter of the prior year.

•

Days Sales Outstanding (DSO), a key metric used to measure billing and collections efficiency, improved by 7 days to 42 days at the close of the quarter, compared to 49 days for the same quarter of the prior year.

Michael DiMino, President and Chief Executive Officer, said, “Results for the first quarter firmly illustrate the strength of our business model and our ability to successfully execute our growth initiatives. Our margin on an adjusted EBITDA basis increased to 15.1% and was supported by exceptionally strong operating metrics in the areas of uncompensated care, APC and DSO. We believe there is tremendous opportunity for overall growth and we remain strongly focused on reducing debt leverage and increasing EBITDA.”

A reconciliation of income from continuing and discontinued operations to adjusted EBITDA from continuing operations for the three months ended September 30, 2010 is included with this press release and the related current report on Form 8-K.

The Company has scheduled its quarterly conference call for 11 a.m. Eastern time on Monday, November 8, 2010 to discuss complete first-quarter results. To join the Company’s conference call, dial 877-383-7417 (domestic) or 678-894-3972 (international). A taped replay will be available approximately two hours following the conclusion of the call until 11:59 p.m. Eastern time on November 11, 2010. To access the replay, dial 800-642-1687 (domestic) or 706-645-9291 (international). The required pass code to access the replay is 17067574. An audio webcast will be available at www.ruralmetro.com the day of the call and will remain on the Company’s website for 90 days thereafter.

About Rural/Metro Corporation

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 440 communities throughout the United States. For more information, visit the Rural/Metro Corporation’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing statements reflect the Company’s expectations as to the results, financial condition and performance it expects to report for its fiscal 2011 first quarter. The Company emphasizes that the expected results for the quarter ended September 30, 2010 are preliminary and that actual results could vary when the Company reports first-quarter results on November 8, 2010 at 11 a.m. Eastern time. The foregoing statements are “forward-looking” statements as such term is defined by the federal securities laws. The Company may also make forward-looking statements in its earnings reports filed with the Securities and Exchange Commission (SEC), earnings calls and other investor communications. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. Actual results may differ materially from those set forth in or implied by this release or the Company’s other forward-looking statements due to a number of risks and uncertainties, including those relating to the Company’s future business prospects, uncompensated care, working capital, accounts receivable collection, liquidity, cash flow, adjusted EBITDA, capital expenditures, insurance coverage and claim reserves, capital needs, key operating metrics, future growth plans, future operating results and future compliance with covenants in our debt facilities or instruments. In addition, the Company may face risks and uncertainties related to other factors that are listed in its periodic reports filed under the Securities Exchange Act. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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(RURL/F)

RURAL/METRO CORPORATION

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA

(unaudited)

(in thousands)

	Three Months Ended September 30,
	2010	2009
Income from continuing operations	$6,388	$3,542
Add (deduct):
Depreciation and amortization	4,289	3,809
Interest expense	7,330	7,470
Interest income	(74)	(82)
Income tax provision	3,946	3,630
Income attributable to noncontrolling interest	(986)	(705)

EBITDA from continuing operations attributable to Rural/Metro	20,893	17,664

Add (deduct):
Share-based compensation expense	229	136

Adjusted EBITDA from continuing operations attributable to Rural/Metro	$21,122	$17,800